Exhibit 99.92

Press Release
Available for Immediate Publication: October 25, 2010

First National Bank of Northern California Reports Third Quarter 2010 Earnings of $0.25 Per Diluted Share

Source:FNB Bancorp (CA) (Bulletin Board:FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the third quarter of 2010 of $811,000 or $0.25 per diluted share, compared to net earnings available to common shareholders of $1,049,000 or $0.33 per diluted share for the third quarter of 2009. Dividend payments on the preferred shares outstanding were made as required by the Treasury Department’s Capital Purchase Program during the three quarters ended September 30 of 2010 and 2009. Our balance sheet is highly liquid and we continue to be “well capitalized” as defined by bank regulations. Total assets as of September 30, 2010 were $727,502,000 compared to $699,313,000 as of September 30, 2009. Our net loan totals decreased by $18,885,000 or 3.8% during the year to date through September 2010 and our deposits increased by $40,046,000 or 6.7% during the same time period. The Company’s liquidity position remains strong with $131,123,000 in available for sale securities and $69,731,000 in cash and due from banks as of September 30, 2010.

During the third quarter of 2010, as part of our continuing efforts to provide our customers a quality banking experience while we improve our operational efficiencies, the decision was made to consolidate our Colma branch into our Daly City and South San Francisco branches. This consolidation is expected to provide the Bank operational efficiencies while still providing high quality service to our customers.

“The consolidation of the Colma branch into our Daly City and South San Francisco branches is scheduled to occur on December 1, 2010. We look forward to continuing to provide for the banking needs of the Colma community through our full service Daly City and South San Francisco locations. We hope to transition all displaced Colma employees to other branch offices of the Bank,” stated Mr. McGraw.

“During the third quarter of 2010, the Bank enjoyed an increase in net interest margin and net interest income over 2009 levels. Credit resolution costs continued to move towards more normalized levels, which allowed us to lower our provision for loan losses during the third quarter of 2010 compared to the third quarter of 2009,” continued Mr. McGraw.

Financial Highlights: Third Quarter, 2010
Consolidated Statements of Earnings
(in ‘000s except earnings per share amounts)

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Interest income	$8,616	$9,283	$26,032	$26,837
Interest expense	1,338	2,293	4,368	6,974
Net interest income	7,278	6,990	21,664	19,863
Provision for loan losses	(464)	(796)	(1,029)	(3,696)
Noninterest income	1,335	1,672	3,437	4,266
Noninterest expense	6,698	6,427	20,449	20,605
Income before income taxes	1,451	1,439	3,623	(172)
Income tax expenses (benefit)	426	176	855	(250)
Net earnings	1,025	1,263	2,768	78
Dividends and discount accretion on preferred stock	214	214	640	419
Net earnings (loss) available to common shareholders	$811	$1,049	$2,128	$(341)

Basic earnings per share	$0.25	$0.33	$0.67	$(0.11)
Diluted earnings per share	$0.25	$0.33	$0.67	$(0.11)

Average assets	$732,141	$694,806	$729,185	$675,487
Average equity	$81,545	$78,525	$80,298	$76,834
Return on average assets (annualized)	0.44%	0.60%	0.39%	-0.07%
Return on average equity (annualized)	3.98%	5.34%	3.53%	-0.59%
Efficiency ratio	78%	74%	81%	85%
Net interest margin (taxable equivalent)	4.77%	4.62%	4.78%	4.43%
Average shares outstanding	3,182	3,182	3,191	3,182
Average diluted shares outstanding	3,192	3,182	3,200	3,182

Financial Highlights: Third Quarter, 2010

Consolidated Balance Sheets
(in ‘000s)

	As of	As of	As of	As of
	September 30, 2010	December 31, 2009	September 30, 2009	December 31, 2008

Assets:
Cash and cash equivalents	$69,731	$62,853	$46,371	$14,865
Securities available for sale	131,123	97,188	94,264	99,221
Loans, net	475,464	494,349	506,537	497,984
Premises, equipment and leasehold improvements	11,801	11,784	12,040	13,030
Other real estate owned	6,608	7,320	9,425	3,557
Goodwill	1,841	1,841	1,841	1,841
Other assets	30,934	32,974	28,835	30,459
Total assets	$727,502	$708,309	$699,313	$660,957

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$197,924	$177,883	$174,826	$179,688
Savings and money market	314,864	293,758	279,696	179,382
Time	126,222	127,323	130,645	141,840
Total deposits	639,010	598,964	585,167	500,910
Federal Home Loan Bank advances	—	25,000	30,000	86,100
Accrued expenses and other liabilities	6,405	5,480	5,218	5,798
Total liabilities	645,415	629,444	620,385	592,808
Stockholders’ equity	82,087	78,865	78,928	68,149
Total liab. and stockholders’ equity	$727,502	$708,309	$699,313	$660,957

Other Financial Information
Allowance for loan losses	$9,250	$9,829	$9,424	$7,075
Nonperforming assets	$23,906	$32,912	$32,164	$17,659
Total gross loans	$484,714	$504,178	$515,961	$505,059

“Our local economy is slowly recovering from the deepest recession we have experienced in the last 50 years. Unemployment rates remain high, commercial real estate valuations continue to be depressed, foreclosures still make up a significant amount of existing home sales, and we are working through a generally tight credit environment. We continue to manage our credit risks in an appropriate manner, trying to find solutions that make sense for the Bank as well as our customers. Management attention has been focused on risk management of existing portfolios and asset quality improvement during the first three quarters of 2010, and that will continue to be a focus as we move into the fourth quarter of 2010. During the third quarter of 2010, profitability levels were still not at historical levels; however, the Bank has the capital and the liquidity to take advantage of any market opportunities that become available and to grow the Bank as the health of the economy improves. We want to lend and are actively seeking new loan and deposit customers who want a local community bank that knows and understands the local market and economy. We want our customers to know that we are committed to them and to the communities that we serve. We look forward to the opportunity to continue to provide for the banking needs of our customers, as we have done for the last 47 years,” stated Mr. McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.